As filed with the Securities and Exchange Commission on July 2, 2025

Registration No. 333-268005
Registration No. 333-275902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
REGISTRATION STATEMENT ON FORM S-8 No. 333-268005
REGISTRATION STATEMENT ON FORM S-8 No. 333-275902

UNDER
THE SECURITIES ACT OF 1933

SATIXFY COMMUNICATIONS LTD.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
12 Hamada St., Rehovot Israel (Address of Principal Executive Offices)	670315 (Zip Code)

SatixFy Communications Ltd. 2020 Share Award Plan (as amended and restated) (Full title of the plans)
COGENCY GLOBAL INC. 122 East 42nd Street, 18th Floor New York, NY 10168 (Name and address of agent for service)

(800) 221-0102 (Telephone number, including area code, of agent for service)

With copies to: Brian P. Fenske Lee McIntyre Norton Rose Fulbright US LLP 1550 Lamar St., Suite 2000 Houston, Texas 77010 Tel: 713 651 5151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1, filed by SatixFy Communications Ltd., an Israeli company (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed with Securities and Exchange Commission (the “SEC”) by the Registrant. This Post-Effective Amendment No. 1 is being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the ordinary shares, no par value per share, (“Ordinary Shares”) of the Registrant, that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

1.
 Registration Statement (File No. 333-268005), filed with the SEC on October 25, 2022, registering 10,749,945 Ordinary Shares under the SatixFy Communications Ltd. 2020 Share Award Plan (as amended and restated); and

2.
 Registration Statement (File No. 333-275902), filed with the SEC on December 5, 2023, registering 4,250,055 Ordinary Shares under the SatixFy Communications Ltd. 2020 Share Award Plan (as amended and restated).

On July 2, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) , dated as of April 1, 2025, by and among MDA Space Ltd., an Ontario corporation (“Parent”), MANTISRAEL OPERATIONS 1 Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub 1”), MANTISRAEL OPERATIONS 2 Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub 2”), and the Registrant, as amended by a letter agreement dated as of May 20, 2025, Merger Sub 2 merged with and into the Registrant, with the separate corporate existence of Merger Sub 2 thereupon ceasing and the Registrant continuing as the surviving company, and Merger Sub 1 merged with and into the Registrant, with the Registrant continuing as the surviving company and an indirect wholly-owned indirect subsidiary of Parent (the “Mergers”).

As a result of the Mergers, the Registrant terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration, by means of and effective as of the date of this Post-Effective Amendment No. 1, all of such securities of the Registrant registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on the 2nd day of July, 2025.

SATIXFY COMMUNICATIONS LTD.

By:	/s/ Nir Barkan
Nir Barkan
Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SatixFy Communications Ltd. has signed this Post-Effective Amendment No. 1 in the City of New York, State of New York, on the 2nd day of July, 2025.

Authorized U.S. Representative-COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.